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[ZEMEX LOGO]




                                NEWS RELEASE FOR
                                IMMEDIATE RELEASE

                                ZEMEX TO PURCHASE
                         BALL CLAY AND KAOLIN OPERATIONS
                             OF HECLA MINING COMPANY

TORONTO, CANADA -- NOVEMBER 20, 2000 -- ZEMEX CORPORATION (NYSE, TSE: ZMX) today announced that it has agreed to purchase the ball clay and kaolin operations ("K-T Clay") of Hecla Mining Company (NYSE: HL) for US$68 million, subject to closing adjustments. K-T Clay, a subsidiary of Hecla, has mining and processing operations in the United States and Mexico, and is the largest producer of ball clay in North America and a strong producer of air-floated kaolin. The total sales of the combined kaolin and ball clay operations of K-T were US$51.6 million in 1999. The acquisition is subject to regulatory approval and is scheduled to close in January 2001.

Richard Lister, President of Zemex Corporation, stated, "We are very excited about this acquisition as it represents a major building block for our industrial mineral business. K-T and our industrial mineral group supply different products to virtually the same customer base. This combination makes Zemex the largest supplier of all major raw materials to the sanitaryware and tile industry, and further enhances our supply of products to the fiberglass, plastic and coatings markets."

Management will be holding a conference call to discuss this acquisition on:

                            MONDAY NOVEMBER 20, 2000
                            AT 3:00 P.M. EASTERN TIME
   2:00 p.m. Central Time, 1:00 p.m. Mountain Time and 12:00 p.m. Pacific Time

                   The dial-in numbers to access the call are:
                       U.S. DIAL-IN NUMBER: (888) 747-3510
                  INTERNATIONAL DIAL-IN NUMBER: (703) 871-3085

                               REPLAY INFORMATION:
        U.S. Replay: (888)-266-2086; International Replay: (703) 871-3077
   Pass Code for the replay: 4784997. The replay will be available for 7 days.


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Zemex Corporation is a diversified producer of industrial minerals and specialty products and, through its Alumitech division, reprocesses aluminum drosses with patented zero discharge technology. Zemex currently operates facilities across the United States and Canada. Its products are used in a variety of commercial applications and are sold throughout the United States, Canada and Europe.

For further information, please contact:

                                         Richard L. Lister
                                         President and Chief Executive Officer
                                         (416) 365-5667

                                         Allen J. Palmiere
                                         Vice President, Chief Financial Officer
                                         and Corporate Secretary
                                         (416) 365-8091

This press release may contain "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include statements regarding the intent, belief or current expectation of the Corporation and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the Corporation.